Copy of the Resolutions Approved Pursuant to a Unanimous Written Consent, dated April 12, 2019, by the Boards of Directors of TCG BDC, Inc. and TCG BDC II, Inc. (each, a “Company” and together, the “Companies”)

TCG BDC, INC.
TCG BDC II, INC.

APPROVAL OF JOINT FIDELITY BOND

WHEREAS, Section 17(g) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 17g-1(a) thereunder, which apply to each Company pursuant to Section 59 of the 1940 Act, require business development companies (“BDCs”), such as each Company, to provide and maintain a bond which has been issued by a reputable fidelity insurance company authorized to do business in the place where the bond is issued, to protect each Company against larceny and embezzlement, covering each officer and employee of either Company who may singly, or jointly with others, have access to the securities or funds of such Company, either directly or through authority to draw upon such funds of, or to direct generally, the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank (each, a “covered person”);

WHEREAS, Rule 17g-1 under the 1940 Act requires that a majority of the Directors who are not interested persons of each Company, as defined in the 1940 Act (the “Non-Interested Directors”), approve periodically (but not less than once every 12 months), in accordance with the provisions of Rule 17g-1, the reasonableness of the form and amount of the bond, with due consideration to, among other things, the value of the aggregate assets of each respective Company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of securities and other investments to be held by each respective Company; and

WHEREAS, under Rule 17g-1 under the 1940 Act, each Company is required to make certain filings with the Securities and Exchange Commission (the “SEC”) and give certain notices to each member of its respective Board of Directors (each, a “Board” and together, the “Boards”) in connection with the bond, and designate an officer who shall make such filings and give such notices.

NOW, THEREFORE, BE IT RESOLVED, that, having considered all factors deemed relevant by each Board, including, but not limited to: (i) the expected aggregate value of the securities and funds of each respective Company to which officers or employees of such Company may have access (either directly or through authority to draw upon such funds or to direct generally the disposition of such securities); (ii) the type and terms of the arrangements made for the custody of such securities and funds; (iii) the nature of securities and other investments to be held by each Company; (iv) the accounting procedures and controls of each respective Company; (v) the nature and method of conducting the operations of each respective Company and (vi) the requirements of Section 17(g) of the 1940 Act and Rule 17g-1 thereunder, each Board, including all of the Non-Interested Directors, hereby determines that the amount, type, form, portion of the premium to be paid by each Company and coverage of the fidelity bond (the “Fidelity Bond”), in substantially the form presented to each respective Board, covering, among others, the officers and employees of their respective Company and insuring each Company against loss from fraudulent or dishonest acts, including larceny and embezzlement, issued by Berkley Regional Insurance Company having an aggregate coverage of $5,000,000 which amount may increase pursuant to the terms of the Fidelity Bond, is fair and reasonable, and it hereby is confirmed, ratified and approved; and it is further

RESOLVED, that each Company’s Chief Executive Officer, Chief Financial Officer and Treasurer (each, an “Authorized Officer” and collectively, the “Authorized Officers”) be, and each of them individually hereby is, authorized, empowered and directed to take all appropriate actions, with the advice of legal counsel to each Company, to provide and maintain the Fidelity Bond on behalf of their respective Company; and it is further

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed to file a copy of the Fidelity Bond and any other related document or instrument with the SEC; and it is further

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized and directed to cause their respective Company to pay its ratable allocation of the annual premium payable with respect to the Fidelity Bond; and it is further

RESOLVED, that the form, terms, and provisions of the joint allocation agreement entered into by each Company and any subsidiaries thereof, which reflects the provisions of the Fidelity Bond and relate to the sharing of premiums and division of proceeds in the event of a joint fidelity loss, as required by Rule 17g-1(f) (the “Joint Allocation Agreement”), a copy of which is presented to each respective Board, and the transactions contemplated thereby, be, and they hereby are, confirmed, ratified, approved and adopted in all respects; and it is further

RESOLVED, that the execution and delivery of the Joint Fidelity Bond Agreement by the Authorized Officers be, and they hereby are, confirmed, ratified, approved and adopted in all respects; and it is further

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of their respective Company, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, to perform all of the agreements and obligations of their respective Company thereunder, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions; and it is further

RESOLVED, that any and all actions previously taken by each Company or any of its respective directors, Authorized Officers or other employees in connection with the documents, and actions contemplated by the foregoing resolutions be, and they hereby are, confirmed, ratified, approved and adopted in all respects as and for the acts and deeds of such Company.